Exhibit 10.1

PURCHASE AND SALE AGREEMENT

SELLER:

US REAL ESTATE LIMITED PARTNERSHIP,

a Texas limited partnership

PURCHASER:

GRIFFIN CAPITAL CORPORATION,

a California corporation

PROPERTY:

Norterra Campus West

25500 and 25600 Norterra Parkway

City of Phoenix, Maricopa County, Arizona 85085

May 22, 2013

Purchase and Sale Agreement

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT, dated as of the 22th day of May, 2013, (the “Effective Date”) is made by and between US REAL ESTATE LIMITED PARTNERSHIP, a Texas limited partnership (“Seller”), with an office at 9830 Colonnade Boulevard, Suite 600, San Antonio, Texas 78230-2239, and GRIFFIN CAPITAL CORPORATION, a California corporation (“Purchaser”), with an office at 2121 Rosecrans Avenue, Suite 3321, El Segundo, California 90245.

R E C I T A L S:

Seller desires to sell certain improved real property commonly known as NORTERRA CAMPUS WEST located at 25500 and 25600 Norterra Parkway, in the City of Phoenix, Maricopa County, Arizona 85085, along with certain related personal and intangible property, and Purchaser desires to purchase such real, personal and intangible property.

NOW, THEREFORE, in consideration of the foregoing, of the covenants, promises and undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.	The Property.

1.1 Description. Subject to the terms and conditions of this Agreement, and for the consideration herein set forth, Seller agrees to sell and transfer, and Purchaser agrees to purchase and acquire, all of Seller’s right, title, and interest in and to the following (collectively, the “Property”):

1.1.1 Certain land (the “Land”) located in Maricopa County, Arizona, and more specifically described in Exhibit 1.1.1 attached hereto;

1.1.2 The buildings, parking areas, improvements, and fixtures now situated on the Land (the “Improvements”);

1.1.3 All furniture, personal property, machinery, apparatus, and equipment currently used in the operation, repair and maintenance of the Land and Improvements and situated thereon including, without limitation, those items listed on the inventory attached hereto as Exhibit 1.1.3 (the “Personal Property”). The Personal Property to be conveyed is subject to depletions, replacements and additions in the ordinary course of Seller’s business;

1.1.4 All easements, hereditaments, and appurtenances belonging to or inuring to the benefit of Seller and pertaining to the Land, if any;

1.1.5 The leases or occupancy agreements, including those in effect on the date of this Agreement as reflected on the rent roll attached as Exhibit 1.1.5 hereto, copies of which leases or occupancy agreements have been provided to Purchaser, and any new leases entered into pursuant to Section 4.4, which as of the Closing (as hereinafter defined) affect all or any portion of the Land or Improvements (the “Leases”), and any security deposits actually held by Seller with respect to any such Leases;

1.1.6 Subject to Section 3.3, all contracts and agreements relating to the operation or maintenance of the Land, Improvements or Personal Property the terms of which extend beyond midnight of the day preceding the date of Closing, such contracts and agreements listed on Exhibit 1.1.6 attached hereto;

1.1.7 All intangible property owned by Seller and pertaining to the Land, the Improvements, or the Personal Property, including, without limitation, Seller’s interest, if any, in the name “NORTERRA CAMPUS WEST” (but for purposes of clarity not including any rights to the name “Norterra” or “The Shops at Norterra” or similar names owned by affiliates of Seller), all plans and specifications for the Improvements, engineering plans and landscape plans;

1.1.8 Assignable warranties and guaranties issued in connection with the Improvements or Personal Property; and

Purchase and Sale Agreement

1.1.9 All transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality solely with respect to the Land or Improvements (collectively, the “Approvals”).

1.2 “As-Is” Purchase. THE PROPERTY IS BEING SOLD IN AN “AS IS, WHERE IS” CONDITION AND “WITH ALL FAULTS” AS OF THE DATE OF THIS AGREEMENT AND OF CLOSING, SUBJECT TO THE DAMAGE, DESTRUCTION OR CONDEMNATION PROVISION SET FORTH IN SECTION 7 BELOW. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE DOCUMENTS DELIVERED AT CLOSING, NO REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE OR ARE MADE AND NO RESPONSIBILITY HAS BEEN OR IS ASSUMED BY SELLER OR BY ANY PARTNER, OFFICER, PERSON, FIRM, AGENT OR REPRESENTATIVE ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER AS TO (I) THE CONDITION OR STATE OF REPAIR OF THE PROPERTY; (II) THE COMPLIANCE OR NON-COMPLIANCE OF THE PROPERTY WITH ANY APPLICABLE LAWS, REGULATIONS OR ORDINANCES (INCLUDING, WITHOUT LIMITATION, ANY APPLICABLE ZONING, BUILDING OR DEVELOPMENT CODES); (III) THE VALUE, EXPENSE OF OPERATION, OR INCOME POTENTIAL OF THE PROPERTY; (IV) THE CREDIT-WORTHINESS OF ANY TENANT, VENDOR OR OTHER PERSON OR ENTITY; (V) ANY OTHER FACT OR CONDITION WHICH HAS OR MIGHT AFFECT THE PROPERTY OR THE CONDITION, STATE OF REPAIR, COMPLIANCE, VALUE, EXPENSE OF OPERATION OR INCOME POTENTIAL OF THE PROPERTY OR ANY PORTION THEREOF; OR (VI) WHETHER THE PROPERTY CONTAINS ASBESTOS OR HARMFUL OR TOXIC SUBSTANCES OR PERTAINING TO THE EXTENT, LOCATION OR NATURE OF SAME. THE PARTIES AGREE THAT ALL UNDERSTANDINGS AND AGREEMENTS HERETOFORE MADE BETWEEN THEM OR THEIR RESPECTIVE AGENTS OR REPRESENTATIVES ARE MERGED IN THIS AGREEMENT AND THE EXHIBITS HERETO ANNEXED, WHICH ALONE FULLY AND COMPLETELY EXPRESS THEIR AGREEMENT, AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO AFTER FULL INVESTIGATION, OR WITH THE PARTIES SATISFIED WITH THE OPPORTUNITY AFFORDED FOR FULL INVESTIGATION, NEITHER PARTY RELYING UPON ANY STATEMENT OR REPRESENTATION BY THE OTHER UNLESS SUCH STATEMENT OR REPRESENTATION IS SPECIFICALLY EMBODIED IN THIS AGREEMENT, THE EXHIBITS ANNEXED HERETO OR THE DOCUMENTS DELIVERED AT CLOSING. TO THE EXTENT THAT SELLER HAS PROVIDED TO PURCHASER ANY SURVEYS, TITLE COMMITMENTS, INSPECTION, ENGINEERING OR ENVIRONMENTAL REPORTS (INCLUDING REPORTS CONCERNING ASBESTOS OR HARMFUL OR TOXIC SUBSTANCES, OR ANY OTHER MATERIALS, INFORMATION OR DATA IN CONNECTION WITH PURCHASER’S INSPECTION OF THE PROPERTY), SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE ACCURACY OR COMPLETENESS, METHODOLOGY OF PREPARATION OR OTHERWISE CONCERNING THE CONTENTS OF SUCH REPORTS, MATERIALS, INFORMATION AND DATA EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT. PURCHASER ACKNOWLEDGES THAT ANY SUCH REPORTS, MATERIALS, INFORMATION AND DATA MADE AVAILABLE TO PURCHASER ARE MADE AVAILABLE AS A CONVENIENCE AND AN ACCOMMODATION ONLY, AND THAT SELLER HAS REQUESTED PURCHASER TO INSPECT FULLY THE PROPERTY AND INVESTIGATE ALL MATTERS RELEVANT THERETO AND TO RELY SOLELY UPON THE RESULTS OF PURCHASER’S OWN INSPECTIONS OR OTHER INFORMATION OBTAINED OR OTHERWISE AVAILABLE TO PURCHASER, RATHER THAN ANY INFORMATION THAT MAY HAVE BEEN PROVIDED BY SELLER TO PURCHASER, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND IN THE DOCUMENTS DELIVERED AT CLOSING.

EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES SET FORTH IN SUBSECTION 5.1 AND IN THE DOCUMENTS DELIVERED AT CLOSING, PURCHASER WAIVES AND RELEASES SELLER FROM ANY PRESENT OR FUTURE CLAIMS ARISING FROM OR RELATING TO THE CONDITION, OPERATION OR ECONOMIC PERFORMANCE OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OR ALLEGED PRESENCE OF

Purchase and Sale Agreement

ASBESTOS OR HARMFUL OR TOXIC SUBSTANCES IN, ON, UNDER OR ABOUT THE PROPERTY INCLUDING, WITHOUT LIMITATION, ANY CLAIMS UNDER OR ON ACCOUNT OF (I) THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS THE SAME MAY HAVE BEEN OR MAY BE AMENDED FROM TIME TO TIME, AND SIMILAR STATE STATUTES, AND ANY REGULATIONS PROMULGATED THEREUNDER; (II) ANY OTHER FEDERAL, STATE OR LOCAL LAW, ORDINANCE, RULE OR REGULATION, NOW OR HEREAFTER IN EFFECT, THAT DEALS WITH OR OTHERWISE IN ANY MANNER RELATES TO, ENVIRONMENTAL MATTERS OF ANY KIND; OR (III) THE COMMON LAW.

THE TERMS AND PROVISIONS OF THIS SECTION SHALL SURVIVE CLOSING HEREUNDER.

Purchaser’s Initials	Seller’s Initials

1.3 Agreement to Convey. Seller agrees to convey, and Purchaser agrees to accept, title to the Land and Improvements by special warranty deed in the condition described in Section 3.4 and title to the Personal Property, by bill of sale, without warranty as to the condition of such personalty.

2.	Price and Payment.

2.1 Purchase Price. The purchase price for the Property (the “Purchase Price”) is FIFTY-FOUR MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($54,500,000.00) U.S. All references in this Agreement to dollars means United States Dollars.

2.2 Payment. Payment of the Purchase Price is to be made in cash as follows:

2.2.1(a) Within two (2) business days after the Effective Date of this Agreement, Purchaser shall deposit earnest money with the Title Company (as hereinafter defined) in the amount of TWO MILLION AND NO/100 DOLLARS ($2,000,000.00) (the “Deposit”). In the event that Purchaser elects to deliver to Seller the “Closing Notice” in accordance with Section 3.6 hereof on or before the Approval Date, then the Deposit shall be non-refundable (except as otherwise specified herein). The Deposit shall be in good funds, either by cashier’s check or by federal wire transfer and shall be delivered to and held by the Title Company pursuant to the terms, covenants and conditions of this Agreement. If Purchaser fails to make the Deposit as and when required herewith, Seller may terminate this Agreement by written notice to Purchaser, in which case the parties shall have no further obligation to each other except for any provisions that expressly survive the termination of this Agreement.

(b) The Deposit will be placed with and held in escrow by Chicago Title Insurance Company (Los Angeles), 700 South Flower Street, Suite 3305, Los Angeles, California 90017 Attention: Amy Musselman (Title Officer) and Amy Hiraheta (Escrow Officer) (the “Title Company”, who is working in conjunction with Commonwealth Title of Dallas, 2651 N. Harwood Street, Suite 260, Dallas, TX 75201 on the Title Commitment and title policy), in immediately available funds in an interest bearing account at a mutually acceptable banking institution. Any interest earned by the Deposit shall be considered as part of the Deposit. Except as otherwise provided in this Agreement, the Deposit will be applied to the Purchase Price at Closing.

(c) Prior to or contemporaneous with the execution hereof by Purchaser and Seller, Purchaser has paid to Seller ONE HUNDRED AND NO/100 DOLLARS ($100.00) (“Independent Contract Consideration”), which amount Seller and Purchaser bargained for and agreed to as consideration for Seller’s execution and delivery of this Agreement. The Independent Contract Consideration is non-refundable and in addition to any other payment or deposit required by this Agreement, and Seller shall retain the Independent Contract Consideration notwithstanding any other provision of this Agreement to the contrary.

2.2.2 Payment. At Closing, Purchaser shall pay Seller the Purchase Price, subject to adjustment for the prorations as provided herein, by wire transfer of immediately

Purchase and Sale Agreement

available funds to the Title Company on the Closing Date in accordance with wire transfer instructions to be provided by the Title Company.

2.3 Closing. Payment of the Purchase Price and the closing hereunder (the “Closing”) will take place pursuant to an escrow closing on the later to occur of (i) June 6, 2013, or (ii) the fifth (5th) business day after the Approval Date (as defined in the Term Sheet attached hereto) (the “Closing Date”) at the offices of the Title Company at a time to be mutually agreed upon by the parties or at such other time and place as may be agreed upon in writing by Seller and Purchaser.

3.	Inspections and Approvals.

3.1 Inspections.

3.1.1 Seller agrees to allow Purchaser and Purchaser’s engineers, architects, employees, agents and representatives reasonable access during normal business hours to the Property and to the records, if any, maintained by or for Seller by Seller or Seller’s property management company or otherwise within the possession or control of Seller or its representatives. Such access shall be solely for the purposes of (i) reviewing Leases and any records relating thereto; (ii) reviewing records relating to operating expenses; and (iii) inspecting the physical condition of the Property and conducting non-intrusive physical and environmental tests and inspections of the Property. PURCHASER SHALL NOT CONDUCT OR ALLOW ANY PHYSICALLY INTRUSIVE TESTING OF, ON OR UNDER THE LAND OR THE IMPROVEMENTS WITHOUT FIRST OBTAINING SELLER’S WRITTEN CONSENT AS TO THE TIMING AND SCOPE OF WORK TO BE PERFORMED, WHICH CONSENT MAY BE WITHHELD IN SELLER’S SOLE AND ABSOLUTE DISCRETION. Seller shall arrange and have its representative attend, during normal business hours and at a reasonable time, an interview to occur prior to the Approval Date (hereinafter defined) between Purchaser and a representative of Connecticut General Life Insurance Company (“Connecticut General”), the tenant at the Property, with specific knowledge of the operations of Connecticut General at the Property and the strategic importance of the location to the overall operations of Connecticut General.

3.1.2 Purchaser agrees that, in making any inspections of, or conducting any testing of, on or under, the Property, Purchaser shall carry, and shall cause its representatives to carry (a) not less than $2,000,000 comprehensive general liability insurance (with a lower amount of $1,000,000 required for Purchaser’s contractors or consultants entering the property) and (b) Umbrella liability insurance in excess of the comprehensive general liability insurance with limits of not less than $4,000,000 per occurrence/$4,000,000 aggregate (with no such requirement being imposed for Purchaser’s contractors or consultants entering the property), insuring all activity and conduct of Purchaser and such representatives while exercising such right of access. Purchaser represents and warrants that it carries not less than the coverage set forth in paragraphs (a) and (b) of this Section 3.1.2 with contractual liability endorsement which insures Purchaser’s indemnity obligations hereunder, and, upon request of Seller, will provide Seller with written evidence of same.

3.1.3 Purchaser agrees that in exercising its right of access hereunder, Purchaser will use (and cause its representatives to use) commercially reasonable efforts not to interfere with the activity of tenants or any persons occupying or providing service at the Property; provided that Purchaser acknowledges and agrees that it shall comply with the security, access and other requirements imposed by Connecticut General as the sole tenant at the Property. Purchaser shall give Seller reasonable prior notice of its intention to conduct any inspections or tests, so that Seller shall have a reasonable opportunity to have a representative present during any such inspection or test, and Seller expressly reserves the right to have such a representative present. Purchaser agrees to cooperate with any reasonable request by Seller or Connecticut General in connection with the timing of any such inspection or test. Purchaser agrees to provide Seller with a copy of any third party written inspection or test report or summary upon Seller’s request therefor, without representation or warranty.

3.1.4 Unless Seller specifically and expressly otherwise agrees in writing, Purchaser agrees that, prior to Closing (a) the results of all inspections, tests, analyses, studies and similar reports relating to the Property prepared by or for Purchaser utilizing any information acquired in whole or in part through the exercise of Purchaser’s inspection rights; and (b) all information (the “Proprietary Information”) regarding

Purchase and Sale Agreement

the Property of whatsoever nature made available to Purchaser by Seller or Seller’s agents or representatives is confidential and shall not be disclosed. Notwithstanding the foregoing, (i) Purchaser shall be entitled to make disclosures concerning this Agreement and materials provided hereunder, including, without limitation, Proprietary Information, to its lenders, investors, attorneys, accountants, employees, agents and other service professionals as may be reasonably necessary in furtherance of the transactions contemplated hereby provided that such parties acknowledge and agree to the nondisclosure obligation of Purchaser, (ii) Purchaser shall be entitled to make disclosures concerning this transaction and materials provided hereunder, including, without limitation, Proprietary Information, to its potential debt and equity sources, (iii) Purchaser shall be entitled to make such disclosures concerning this Agreement and materials provided hereunder, including, without limitation, Proprietary Information, as may be necessary to comply with any court order or directive of any applicable governmental authority, and (iv) Purchaser and its affiliates may make any disclosures regarding the transactions contemplated hereby in an effort to comply with federal or state laws applicable to any such entity, including, but not limited to, federal and state securities laws and applicable rules and regulations of the United States Securities and Exchange Commission (“SEC”). Further, if the purchase and sale contemplated hereby fails to close for any reason whatsoever, Purchaser agrees to return to Seller, or cause to be returned to Seller, all Proprietary Information. Notwithstanding any other term of this Agreement, the provisions of this Section 3.1.4 shall survive termination of this Agreement, but shall terminate at Closing.

3.1.5 Purchaser shall, at its sole cost and expense, promptly restore any physical damage or alteration of the physical condition of the Property which results from any inspections or testing conducted by or on behalf of Purchaser. All inspections and testing shall be conducted at Purchaser’s sole cost and expense and in strict accordance with all requirements of applicable law.

3.1.6 Except as set forth in this Agreement, Seller makes no representations or warranties as to the truth, accuracy or completeness of any materials, data or other information supplied to Purchaser in connection with Purchaser’s inspection of the Property (e.g., that such materials are complete, accurate or the final version thereof, or that such materials are all of such materials as are in Seller’s possession). It is the parties’ express understanding and agreement that such materials are provided only for Purchaser’s convenience in making its own examination and determination prior to the Approval Date as to whether it wishes to purchase the Property, and, in doing so, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller. Except as to representations and warranties expressly set forth in this Agreement, Purchaser expressly disclaims any intent to rely on any such materials provided to it by Seller in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information.

3.1.7 PURCHASER AGREES (WHICH AGREEMENT SHALL SURVIVE CLOSING OR TERMINATION OF THIS AGREEMENT) TO INDEMNIFY, DEFEND, AND HOLD SELLER FREE AND HARMLESS FROM ANY LOSS, INJURY, DAMAGE, CLAIM, LIEN, COST OR EXPENSE, INCLUDING REASONABLE ATTORNEYS’ FEES AND COSTS, ARISING OUT OF PURCHASER’S EXERCISE OF ITS RIGHTS OF INSPECTION OR ARISING OUT OF A BREACH OF THE FOREGOING AGREEMENTS BY PURCHASER IN CONNECTION WITH THE INSPECTION AND TESTING OF THE PROPERTY. THE TERMS AND PROVISIONS OF THIS SECTION SHALL SURVIVE CLOSING HEREUNDER.

3.2 Title and Survey. Seller has delivered to Purchaser an ALTA/ASCM Land Title Survey of the Land (the “Existing Survey”) prepared by Wood/Patel Civil Engineers in Phoenix, AZ. Purchaser shall obtain, at its sole cost and expense, a current, as-built survey of the Property prepared by a registered surveyor acceptable to Purchaser (the “Survey”), which may be an update of the Existing Survey delivered by Seller to Purchaser. Within five (5) days following the Effective Date, Seller shall obtain, at its sole cost and expense, and deliver to Purchaser a current title commitment for a standard ALTA Owner’s Title Insurance Policy with respect to Seller’s interest in the Land, appurtenances and Improvements (the “Title Commitment”), together with legible copies of all documents and instruments referred to as exceptions to title in the Title Commitment. Purchaser shall have ten (10) business days from its receipt of the Title Commitment, legible copies of all documents and instruments referred to as exceptions listed therein and the Survey to provide written notice to Seller of any matters shown by the Title Commitment or Survey which are not satisfactory to Purchaser, which

Purchase and Sale Agreement

notice (the “Title Notice”) must specify the reason such matter(s) are not satisfactory and the curative steps necessary to remove the basis for Purchaser’s disapproval. The parties shall then have until the Approval Date specified in Section 3.6 to make such arrangements or take such steps as they shall mutually agree to satisfy Purchaser’s objection(s); provided, however, except as otherwise provided herein, Seller shall have no obligation whatsoever to expend or agree to expend any funds, to undertake or agree to undertake any obligations or otherwise to cure or agree to cure any title or survey objections, and Seller shall not be deemed to have any obligation to cure unless Seller expressly undertakes such an obligation by a written notice to or written agreement with Purchaser given or entered into on or prior to the Approval Date and which recites that it is in response to a Title Notice. Notwithstanding the foregoing, all exceptions to title shown on the Title Commitment or otherwise arising prior to the Closing which evidence (i) mortgages or deeds of trust encumbering Seller’s fee interest in the Property; (ii) judgment liens evidencing non-appealable judgments rendered against Seller and encumbering Seller’s fee interest in the Property; or (iii) mechanic’s or materialmen’s liens encumbering Seller’s fee interest in the Property and arising from any work performed or materials furnished for or on behalf of Seller (items i, ii, and iii above collectively referred to as “Lien Exceptions”), shall, in each instance, be deemed objected to without any notice by Purchaser and cured by Seller (which, in the case of a mechanic’s or materialmen’s lien shall include, at Seller’s option, bonding around or insuring-over the mechanic’s or materialmen’s lien) at or prior to Closing. Except as otherwise provided with respect to Lien Exceptions, Purchaser’s sole right with respect to any Title Commitment or Survey matter to which it objects in a Title Notice given in a timely manner shall be to elect on or before the Approval Date to terminate this Agreement pursuant to Section 3.6 hereof. All matters of record pertaining to the Property shown on Schedule B – Section II of the Title Commitment and/or matters shown on the Survey with respect to which Purchaser fails to give a Title Notice on or before the last date for so doing, or with respect to which a timely Title Notice is given but Seller fails to undertake an express obligation to cure as provided above, shall be deemed to be approved by Purchaser and “Permitted Encumbrances” as provided in Section 3.4 hereof, subject, however, to Purchaser’s termination right provided in Section 3.6 hereof.

3.3 Contracts. On or before the Approval Date, Purchaser shall notify Seller in writing if Purchaser elects not to assume at Closing any of the contracts listed in Exhibit 1.1.6 relating to the operation of the Property (the “Contracts”), copies of which Contracts have been provided to Purchaser. If Purchaser does not notify Seller prior to the Approval Date, it shall be conclusively presumed that Purchaser accepts and agrees to assume all of the Contracts. If Purchaser exercises its right not to assume one or more Contracts at Closing, Seller shall give notice of termination of such disapproved contract(s) at Closing; provided, if by the terms of the disapproved contract Seller has no right to terminate same on or prior to Closing, or if any fee or other compensation is due thereunder as a result of such termination, Purchaser shall be required at Closing to assume all obligations thereunder until the effective date of the termination and to assume the obligation to pay or to reimburse Seller for the payment of the termination charge. Any Contracts which are not assignable shall be the sole responsibility of Seller, shall be cancelled by Seller on or before Closing, and Seller shall and hereby agrees to indemnify Purchaser for, from and against any and all liability relating thereto, which indemnification obligation expressly shall survive Closing.

3.4 Permitted Encumbrances. Unless Purchaser terminates this Agreement pursuant to Section 3.6 hereof following its opportunity fully to inspect the Property, the state of title thereto and all other matters relating to the Property, including its feasibility for Purchaser’s intended use and its suitability as an investment, Purchaser shall be deemed to have approved and to have agreed to purchase the Property subject to the following:

3.4.1 All matters of record pertaining to the Property shown on Schedule B – Section II of the Title Commitment or matters shown on the Survey which Purchaser has approved or is deemed to have approved pursuant to Section 3.2 hereof;

3.4.2 All contracts and leases which Purchaser has approved or is deemed to have approved pursuant to Sections 3.3, 4.3 and 4.4 hereof; and

3.4.3 The lien of non-delinquent real and personal property taxes and assessments.

All of the foregoing are referred to herein collectively as “Permitted Encumbrances.”

3.5 Miscellaneous Property Information. Seller has provided Purchaser with the information listed in Exhibit 3.5 (“Miscellaneous Property

Purchase and Sale Agreement

Information”) or otherwise made such information available to Purchaser for Purchaser’s review, to the extent such information exists and is within the possession or control of Seller or its representatives.

3.6 Purchaser’s Right to Terminate. Purchaser shall have the right, for any reason or no reason, by giving Seller written notice (the “Termination Notice”) on or before 5:00 p.m. Central Time on the Approval Date (as defined in the Term Sheet attached hereto) to terminate its obligation to purchase the Property; provided, however, that if the Approval Date is extended from May 30, 2013 to June 13, 2013, as provided in the Term Sheet, then, notwithstanding the foregoing, from and after 5:00 p.m. Central Time on May 30, 2013 through 5:00 p.m. Central Time on June 13, 2013 (the “Extension Period”), Purchaser’s sole right under this Section 3.6 to terminate its obligation to purchase the Property during the Extension Period shall be for Seller’s failure to deliver a subordination, non-disturbance and attornment agreement executed by each tenant in favor of Purchaser’s lender in the form attached hereto as Exhibit 9.2.15. If the Termination Notice is timely given, the Title Company shall return the Deposit to Purchaser without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller and neither party shall have any further liability hereunder except for the obligations of Purchaser pursuant to the provisions of Section 3.1.4 and Section 3.1.7 hereof. If, in Purchaser’s sole and absolute discretion, Purchaser determines that it desires to consummate the purchase of the Property contemplated hereby, then Purchaser will give written notice thereof (the “Closing Notice”) to Seller, prior to 5:00 p.m. Central Time on the expiration Approval Date. In the event that Purchaser provides Seller with the Closing Notice, then Purchaser will be deemed to have waived its termination rights under this Section 3.6, and the parties will proceed to Closing, subject to all other terms and conditions of this Agreement. If Purchaser does not give Seller the Closing Notice prior to 5:00 p.m. Central Time on the Approval Date and has not previously terminated this Agreement by written notice to Seller, then this Agreement automatically shall terminate at 5:00 p.m. Central Time on the Approval Date, and, in such event, neither party shall have any further obligation hereunder except for the obligations of Purchaser pursuant to the provisions of Section 3.1.4 and Section 3.1.7 hereof. In either of such events terminating this Agreement, immediately following written request from Purchaser to the Title Company, the Title Company shall return all of the Deposit to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller.

3.7	Estoppels.

(a)	Seller shall endeavor to secure and deliver to Purchaser, no later than two (2) business days prior to the Closing Date, an estoppel certificate from each tenant of the Property in the form of Exhibit 9.2.10 attached hereto (collectively, the “Tenant Estoppel”). Seller shall provide Purchaser with copies of the Tenant Estoppel for Purchaser’s review and comment before delivering the Tenant Estoppel to the tenant. Purchaser shall only have the right to comment upon the completed portions of the Tenant Estoppel form not the form itself, and the form Tenant Estoppel will be deemed approved by Purchaser for all purposes if Purchaser fails to provide Seller with written objections thereto within three (3) business days following the date Seller delivers same to Purchaser. In no event shall Seller be obligated to deliver updates to the Tenant Estoppel. Seller will deliver Purchaser a copy of the signed Tenant Estoppel promptly following Seller’s receipt thereof. If the Tenant Estoppel is not in the form required by this Section 3.7(a) and Purchaser fails to furnish Seller with a written notice of disapproval (which notice, in order to be effective, must include Purchaser’s specific objections), within three (3) business days from the date of Seller’s delivery thereof, such Tenant Estoppel will be deemed approved by Purchaser. Notwithstanding the foregoing, Purchaser’s obligation to close this transaction is subject to the condition that, as of Closing, Purchaser shall have received the Tenant Estoppel from tenant, without modification to the form of Tenant Estoppel approved by Purchaser. In the event Seller has not provided the Tenant Estoppel on or before two (2) business days prior to the initially scheduled Closing Date, either party hereto shall have a one time right to delay the Closing for up to thirty (30) days upon written notice to the other party hereto delivered not less than two (2) business days prior to the scheduled Closing Date. If the foregoing Tenant Estoppel is not delivered to Purchaser on or before the Closing Date, as may have been delayed as provided above, then Purchaser’s sole right with respect thereto shall be to elect to terminate this Agreement upon written notice thereof delivered to Seller on or before the Closing Date. If such termination notice is given, the Title Company shall immediately return the Deposit to Purchaser without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller and neither party shall have any further liability hereunder except for the obligations of Purchaser pursuant to the

Purchase and Sale Agreement

indemnification provisions of Section 3.1.4 and Section 3.1.7 hereof. If Purchaser fails, for any or no reason, to timely deliver any such termination notice, Purchaser will be deemed to have elected to waive Purchaser’s right to terminate under this Section 3.7(a).

(b)	Seller shall endeavor to secure and deliver to Purchaser, no later than two (2) business days prior to the Closing Date, an estoppel certificate from the declarant or other responsible party, or their successors in interest, to those covenants, conditions and restrictions affecting the Property described on Exhibit 3.7(b) (the “CC&Rs”) in such form as is reasonably acceptable to Purchaser including a statement that the Property is in compliance with the CC&Rs and the existence of no defaults under the CC&Rs or the occurrence of any events which with the passage of time would constitute a default thereunder (collectively, the “CC&R Estoppels”). Purchaser shall prepare and deliver to Seller forms of the CC&R Estoppels within five (5) business days of the Effective Date. In no event shall Seller be obligated to deliver updates to the CC&R Estoppels. Seller will deliver to Purchaser the signed CC&R Estoppels promptly following Seller’s receipt thereof. If the signed CC&R Estoppels are not in the form prepared by Purchaser and Purchaser fails to furnish Seller with a written notice of disapproval (which notice, in order to be effective, must include Purchaser’s specific objections), within three (3) business days from the date of Seller’s delivery thereof, such CC&R Estoppels will be deemed approved by Purchaser. Notwithstanding the foregoing, Purchaser’s obligation to close this transaction is subject to the condition that, as of Closing, Purchaser shall have received the fully executed CC&R Estoppels indicating that the Property is in compliance with the CC&Rs and the existence of no defaults under the CC&Rs or the occurrence of any events which with the passage of time would constitute a default thereunder and otherwise without modification to the form of CC&R Estoppels prepared by Purchaser. In the event Seller has not provided the CC&R Estoppels in the proper form on or before two (2) business days prior to the initially scheduled Closing Date, either party hereto shall have a one time right to delay the Closing for up to thirty (30) days upon written notice to the other party hereto delivered not less than two (2) business days prior to the scheduled Closing Date. If the foregoing CC&R Estoppels are not delivered to Purchaser in the proper form on or before the Closing Date, as may have been delayed as provided above, then Purchaser’s sole right with respect thereto shall be to elect to terminate this Agreement upon written notice thereof delivered to Seller on or before the Closing Date. If such termination notice is given, the Title Company shall immediately return the Deposit to Purchaser without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller and neither party shall have any further liability hereunder except for the obligations of Purchaser pursuant to the indemnification provisions of Section 3.1.4 and Section 3.1.7 hereof. If Purchaser fails, for any or no reason, to timely deliver any such termination notice, Purchaser will be deemed to have elected to waive Purchaser’s right to terminate under this Section 3.7(b).

4.	Prior to Closing.

Until Closing, Seller or Seller’s agent shall:

4.1 Insurance. Keep the Property insured for its full replacement cost under its current policies against fire and other hazards covered by an extended coverage endorsement and against claims for bodily injury, death and property damage occurring in, on or about the Property covered by comprehensive public liability insurance and pay all premiums for such insurance prior to the applicable due dates.

4.2 Operation. Operate and maintain the Property in a businesslike manner and substantially in accordance with Seller’s past practices with respect to the Property, normal wear and tear and casualty and condemnation governed by the provisions of Section 7 excepted.

4.3 New Contracts. Enter into only those third-party contracts which are necessary to carry out its obligations under Section 4.2 and which shall be cancelable on thirty (30) days’ written notice without payment of any fee or penalty. If Seller enters into any such contract, it shall promptly provide written notice thereof to Purchaser and unless Purchaser, within seven (7) days thereafter, notifies Seller in writing of its intention to assume such contract, it shall be treated as a contract disapproved by Purchaser under Section 3.3 hereof.

Purchase and Sale Agreement

4.4 New Leases. Continue its present rental program and efforts at the Property to rent vacant space, provided that Seller will not execute any new leases or amend, terminate or accept the surrender of any existing tenancies or approve any subleases without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion Failure of Purchaser to consent or expressly withhold its consent stating with specificity the basis of its objection within two (2) business days after written request for such consent shall be deemed to constitute consent.

4.5 Build-out Costs and Commissions. If (i) any lease is identified on Exhibit 4.5 or (ii) after the Effective Date Seller executes any new lease (or renewal or expansion of any existing lease), and in either event such lease requires the construction of tenant fixtures or improvements or the payment of leasing or brokerage commission(s) (“Build-out Costs and Commissions”) at the expense of the landlord, Seller agrees to pay and/or at Closing to provide a credit against the Purchase Price for any unpaid portion of the cost of such improvements and leasing or brokerage commission(s) and any other costs associated with such lease.

4.6 Obligation to Provide Notices. Seller agrees to promptly provide Purchaser with copies of any and all notices which Seller receives from and after the Effective Date concerning (i) any proposed or threatened condemnation of the Property, (ii) any alleged violations of the Property with respect to applicable governmental laws or requirements, (iii) any litigation filed or threatened against Seller or the Property, or (iv) any other matter that adversely affects, or potentially could adversely affect, the Property.

4.7 Listing of Property for Sale. From the Effective Date through and including the Closing Date, Seller agrees to not list (other than the current listing agreement with Cushman & Wakefield of Arizona, Inc.), verbally or in writing, the Property with any broker or otherwise solicit or make or accept any offers to sell the Property or enter into any contracts or agreements, including back-up contracts, regarding any disposition of the Property.

5.	Representations and Warranties.

5.1 By Seller. Seller represents and warrants to Purchaser that:

5.1.1 Seller is a Texas limited partnership duly organized validly existing, in good standing, and is authorized to do business in the State in which the Property is located;

5.1.2 Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended;

5.1.3 To Seller’s knowledge, except as otherwise indicated on the Disclosure Statement attached hereto as Exhibit 5.1.3:

(i) Litigation. There is no action, suit, litigation or proceeding to which Seller is a party the outcome of which could adversely affect the Property pending or being prosecuted in any court or before any federal, state, county or municipal department, commission, bureau, agency or other governmental instrumentality, other than tax contests, if any;

(ii) Environmental. Neither the Property nor Seller (as to the Property) is in violation of any existing, applicable Environmental Law, or subject to any existing or pending investigation or inquiry by any governmental authority or any remedial action or remedial obligations under any Environmental Law. The term “Environmental Laws” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901, et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1801 et seq., the Clean Water Act, 33 U.S.C. Sections 1251 et seq., Arizona Environmental Quality Act (Title 49, Arizona Revised Statutes), as said laws have been supplemented or amended to date, the regulations promulgated pursuant to said laws and any other administrative, federal, state or local law, statute, rule, regulation or ordinance which regulates or proscribes the use, storage, disposal, presence, cleanup, transportation or release or threatened release into the environment of Hazardous Materials. The term “Hazardous Materials” shall

Purchase and Sale Agreement

mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as “hazardous” or “toxic” under any of the Environmental Laws, including, without limitation, any “hazardous substance” as now or hereafter defined in the Arizona Environmental Quality Act (Title 49, Arizona Revised Statutes), formaldehyde, urea, polychlorinated biphenyls, petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel or mixture thereof, radon, asbestos and any by-product of same;

(iii) Leases. A true, correct and complete copy of all Leases (and all amendments thereto) in effect as of the Effective Date has been provided to Purchaser. As of the Effective Date, no portion of the Property is subject to a lease to which Seller is a party other than the Leases. Except for those tenants in possession of the Property under the Leases, there are no parties in possession of, or claiming any possession to, any portion of the Property. Neither Seller nor Tenant is in default under, or in breach of, the Leases, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under the Leases;

(iv) Contracts. True and complete copies of all Contracts (and all amendments thereto), in effect as of the Effective Date have been provided to Purchaser. Neither Seller nor its vendors are in default under, or in breach of, the Contracts, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any Contract;

(v) Condemnation. No condemnation proceedings have been instituted against the Property and Seller has not received any written notice and has no knowledge that any such proceedings or suits are contemplated;

(vi) Proceedings. Seller has received no correspondence or other written information to indicate that there is any pending or threatened (a) violation of law, (b) environmental, zoning or other land use regulation proceeding, or (c) tax levy or special assessment proceedings against the Property or any portion thereof;

(vii) Reports. Seller has delivered or, if too extensive, made available to Purchaser for review, to the extent in existence and in Seller’s possession, true and complete copies of all environmental, asbestos, soil and geotechnical reports regarding the Property;

(viii) Authority. Seller has the full right, power, and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement, and to perform all duties and obligations imposed on Seller under this Agreement;

(ix) Conflicts of Law. Neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Seller is a party or by which Seller or any of Seller’s assets is bound;

(x) Financial Statements. The financial statements delivered by Seller to Purchaser pursuant to Section 3.5 hereof, are true, correct and complete in all material respects;

(xi) Employment Agreements. There are no employment agreements of any kind to which Seller is a party, including union or collective bargaining agreements, which will be binding on Purchaser after the Closing;

(xii) Defects. Seller has not receive notice of any defects in the drainage systems, foundations, roofs, walls, superstructures, plumbing, air conditioning and heating equipment, electrical wiring, boilers, hot water heaters or other portions of the Property; and

(xiii) Sales Taxes. All sales or transactional privilege taxes from each applicable sales taxing authority (state, county, and city) with respect to the Property are paid current and there are no delinquencies with respect to the payment of said taxes.

Purchase and Sale Agreement

5.1.4 Each of the representations and warranties of Seller contained in Section 5.1: (i) is made as of the Effective Date; (ii) will be deemed to be remade by Seller, and to be true, correct and complete as of Closing, subject to other matters expressly permitted in this Agreement or otherwise specifically approved in writing by Purchaser, in its sole discretion; and (iii) will survive for a period of six (6) months after the Closing (“Claims Period”). Any claim that Purchaser may have at any time against Seller for a breach of any such representation or warranty, whether known or unknown, which is not specifically asserted by the commencement and service of a lawsuit in a court of competent jurisdiction before the expiration of the Claims Period will not be valid or effective, and Seller will have no liability with respect thereto. Additionally, any Claim actually known by Purchaser on or prior to Closing shall be deemed waived by Purchaser if Purchaser does not terminate this Agreement on account thereof, but proceeds to Closing despite such breach. Notwithstanding anything to the contrary contained herein, with respect to any lawsuit filed after Closing but before the end of the Claims Period (1) in no event will Seller have any liability to Purchaser for a breach of any covenant, representation or warranty under this Agreement in excess of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) (“Claims Ceiling”), and (2) no claim by Purchaser alleging a breach by Seller of any covenant, representation or warranty contained herein or in any of the Closing Documents may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Purchaser alleging a breach by Seller of any such representation or warranty is for an aggregate amount in excess of Fifty Thousand and No/100 Dollars ($50,000.00) (the “Claims Floor”), in which event Seller’s liability respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (1) above; provided, however, that if any such final judgment is for an amount that is less than or equal to the Claims Floor, then Seller shall have no liability with respect thereto. The provisions of this Section 5.1.4 shall survive Closing.

5.1.5 The continued accuracy of the aforesaid representations and warranties is a condition precedent to Purchaser’s obligation to close. If any of said representations and warranties is not correct at the time the same is made or as of Closing, and Seller had no knowledge of such inaccuracy when the representation or warranty was made, or when remade at Closing, or if such warranty or representation becomes inaccurate on or prior to Closing other than by reason of Seller’s default hereunder, Purchaser may, upon being notified of such occurrence on or prior to Closing and after the expiration of the cure period provided under Section 11.6 hereof, either (a) terminate this Agreement and receive a refund of the Deposit and Seller shall thereafter promptly reimburse Purchaser for its out-of-pocket due diligence expenses incurred in connection with this Agreement and the Property, including, but not limited to, the cost of a survey, third party inspections, Phase I Assessment, appraisals, application and loan fees and attorneys’ fees and costs, up to a maximum of $100,000.00, without further liability on the part of Seller or Purchaser, subject to its obligations under Section 3.1.4 and Section 3.1.7, or (b) waive such matter and proceed to Closing, by notice to Seller given within ten (10) days after the expiration of the cure period provided under Section 11.6 hereof, in which event Seller shall have no liability with respect to any such inaccuracy. If Purchaser fails to give any notice within the required time period, Purchaser will be deemed to have elected to waive such matter and to proceed to Closing. If any of said representations and warranties are not correct at the time the same is made or as of Closing, and Seller had actual knowledge of such inaccuracy when the representation or warranty was made, or, by its default hereunder caused the representation or warranty to be inaccurate when remade at Closing, Purchaser may, after the expiration of the cure period, if any, provided under Section 11.6 hereof, either (a) exercise its remedies under Section 10.2, or (b) terminate this Agreement, subject to its obligations under Section 3.1.4 and Section 3.1.7, receive a return of the Deposit and Seller shall thereafter promptly reimburse Purchaser for its out-of-pocket due diligence expenses incurred in connection with this Agreement and the Property, including, but not limited to, the cost of a survey, third party inspections, Phase I Assessment, appraisals, application and loan fees and attorneys’ fees and costs, up to a maximum of $100,000.00, (c) sue for damages, or (d) waive the breach and its rights under clauses (a), (b) and (c) and proceed to Closing, by notice to Seller given within ten (10) days after expiration of the cure period, but in no event later than Closing, in which event Seller shall have no liability with respect to any such inaccuracy. If Purchaser fails to give any notice within the required time period, Purchaser will be deemed to have elected to waive such matter and to proceed to Closing.

Purchase and Sale Agreement

5.1.6 As used in this Section 5.1 and elsewhere in this Agreement, the phrase “to Seller’s knowledge” or phrases of similar import mean and are limited to the actual current knowledge of Seller’s asset manager for the Property (Todd Olson), and Seller’s property manager having ongoing management responsibility with respect to the Property (Josh Hendricks, RED Asset Management, Inc.), without any independent investigation or inquiry having been made, and not to any constructive knowledge of the foregoing individuals or of Seller or any investment advisor to Seller, any entity that is a partner in such investment advisor, or any affiliates of any thereof, or to any officer, agent, representative, or employee of Seller or such investment advisor, any such constituent partner, or any such affiliate. Seller represents that each of the individuals named in the foregoing sentence have specific knowledge of the operations of Seller and the Property and to the representations and warranties of Seller contained herein. Seller, during the term of this Agreement, agrees to notify Purchaser in writing promptly in the event Seller obtains actual knowledge of any change affecting any such representations or warranties.

5.2 By Purchaser. Purchaser represents and warrants to Seller that:

5.2.1 Purchaser is duly organized, validly existing and in good standing under the laws of the State of its organization, and is, or at Closing will be, authorized to do business in the State in which the Property is located, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of its certificate of incorporation or bylaws; or result in a breach of or default under any document, instrument, order or agreement to which Purchaser is a party or by which Purchaser is bound;

5.2.2 Purchaser is acting as principal in this transaction with authority to close the transaction;

5.2.3 No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Purchaser;

5.2.4 Intentionally Deleted;

5.2.5 Intentionally Deleted;

5.2.6 Unless otherwise disclosed to Seller in writing, Purchaser is not other than a citizen of, or partnership, corporation or other form of legal person domesticated in, the United States of America;

5.2.7 ERISA

(a) (i) the Property is not being acquired by or on behalf of an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “plan” within the meaning of Section 4975(e)(1) of the Code, which is subject to ERISA or section 4975 of the Code, respectively (hereinafter referred to collectively as the “Plan”); and (ii) the assets being used to acquire the Property or to otherwise discharge Purchaser’s obligations hereunder are not “plan assets” within the meaning of Department of Labor Regulation section 2510.3-101;

(b) Purchaser is not a party in interest, as described in section 3(14) of ERISA, nor disqualified persons, as described in section 4975(e)(2) of the Code with respect to any Plan (other than a Plan maintained exclusively for the benefit of the employees of Purchaser or Purchaser’s affiliates), which is an investor in or related to Seller;

(c) The transaction described in this Agreement does not constitute a “prohibited transaction” within the meaning of either section 406 of ERISA or section 4975 of the Code, other than a transaction which is exempt from section 406 of ERISA and section 4975 of the Code by virtue of (i) a statutory or regulatory exemption granted pursuant to section 408 of ERISA or (ii) the fact that the transaction described in this Agreement complies with all conditions for exemptive relief contained in Prohibited Transaction Exemption 84-14 granted by the U.S. Department of Labor (“PTE 84-14”);

(d) Purchaser shall not assign its interest hereunder to any person or entity which would cause Purchaser to be in breach of this Section 5.2.7.

Purchase and Sale Agreement

5.2.8 Neither Purchaser nor, to Purchaser’s actual knowledge, any brokers or other agents of same, have engaged in any dealings or transactions, directly or indirectly (i) in contravention of any U.S. international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. Section 1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Purchaser represents and warrants to, and covenants with Seller that (i) neither Purchaser nor any of its owners or affiliates currently are, or shall be at any time during the term hereof, in violation of any laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and regulations of the U.S. Treasury Department’s Office of Foreign Assets Control (OFAC) related to Specially Designated Nationals and Blocked Persons (SDN’s (OFAC Regulations), and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”); and (ii) neither Purchaser nor any of its owners, affiliates, investors, officers, directors, employees, or agents is or shall be during the term hereof a “Prohibited Person” which is defined as follows: (1) a person or entity owned or controlled by, affiliated with, or acting for or on behalf of, any person or entity that is identified as an SDN on the then-most current list published by OFAC at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn/t11sdn.pdf or at any replacement website or other replacement official publication of such list, and (2) a person or entity who is identified as or affiliated with a person or entity designated as a terrorist, or associated with terrorism or money laundering pursuant to regulations promulgated in connection with the USA Patriot Act. At any time and from time-to-time during the term, Purchaser shall deliver to Seller within ten (10) days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Seller evidencing and confirming Purchaser’s compliance with this Section 5.2.8. If at any time this representation becomes false then it shall be considered a default under this Agreement and Seller shall have the right to exercise all of the remedies set forth in this Agreement in the event of a default or to terminate this Agreement immediately.

5.3 Broker. Seller and Purchaser each represents to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with the Agreement or the sale of the Property except Cushman & Wakefield of Arizona, Inc. (“Broker”). Seller and Purchaser agree that each will indemnify, defend and hold the other free and harmless for, from and against the claims of any broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) claiming to have represented Seller or Purchaser, respectively, or otherwise to be entitled to compensation in connection with this Agreement or in connection with the sale of the Property other than Broker. Broker will be compensated by Seller pursuant to the terms of a separate agreement between Seller and Broker, and Seller hereby agrees to indemnify, defend and hold Purchaser free and harmless for, from and against the claims of Broker. The terms and provisions of this paragraph shall survive termination of this Agreement or Closing hereunder.

6.	Costs and Prorations.

6.1 Seller’s Costs. Seller will pay the following costs of closing this transaction:

6.1.1 The fees and disbursements of Seller’s counsel;

6.1.2 The cost of a standard coverage ALTA owner’s title insurance policy, without endorsement or amendment, in the amount of the Purchase Price, issued in connection with this transaction, whether pursuant to the Title Commitment or otherwise;

6.1.3 All State, County and local transfer taxes, real estate transfer, stamp or documentary tax(es ) payable upon the transfer of the Land and the improvements to Purchaser;

6.1.4 All sales or use taxes relating to the transfer of personal property to Purchaser; and

6.1.5 One-half of all escrow fees and recording fees.

Purchase and Sale Agreement

6.2 Purchaser’s Costs. Purchaser will pay the following costs of closing this transaction:

6.2.1 The fees and disbursements of its counsel, inspecting architect and engineer, if any;

6.2.2 One-half of all escrow fees and recording fees;

6.2.3 Intentionally Deleted;

6.2.4 The cost of any title insurance in excess of the cost of a standard coverage ALTA owner’s title insurance policy, without endorsement or amendment, in the amount of the Purchase Price, issued in connection with this transaction, whether pursuant to the Title Commitment or otherwise;

6.2.5 The cost of the Survey;

6.2.6 The cost of recordation of the deed;

6.2.7 Any other expense(s) incurred by Purchaser or its representative(s) in inspecting or evaluating the Property or closing this transaction.

6.3 Prorations. Rents and any other amounts payable by tenants, personal property taxes, installment payments of special assessment liens, vault charges, sewer charges, utility charges and normally prorated operating expenses actually collected, billed or paid as of the date of Closing shall be prorated as of the date of Closing and be adjusted against the Purchase Price due at the Closing, provided that within sixty (60) days after the Closing, Purchaser and Seller will make a further adjustment for such rents, taxes or charges which may have accrued or been incurred prior to the date of Closing, but not collected or paid at that date. All prorations shall be made on the actual number of days in the month and calendar year of Closing. Seller shall be responsible for all leasing commissions and other leasing costs due and payable with respect to leases, renewals, or expansions executed prior to the Effective Date Purchaser shall receive a credit at Closing for all security deposits made by tenants under the Leases and for any prepaid rents and other amounts related to months following the month in which Closing occurs. The terms and provisions of this section shall survive Closing hereunder.

6.4 Taxes. General real estate taxes and special assessments relating to the Property payable during the year in which Closing occurs shall be prorated as of the Closing Date. If Closing shall occur before the actual taxes and special assessments payable during such year are known, the apportionment of taxes shall be upon the basis of taxes for the Property payable during the immediately preceding year, provided that, if the taxes and special assessments payable during the year in which Closing occurs are thereafter determined to be more or less than the taxes payable during the preceding year (after any appeal of the assessed valuation thereof is concluded), Seller and Purchaser promptly (but no later than June 30 of the year following the Closing Date, except in the case of an ongoing tax protest) shall adjust the proration of such taxes and special assessments, and Seller or Purchaser, as the case may be, shall pay to the other any amount required as a result of such adjustment and this covenant shall not merge with the deed delivered hereunder but shall survive the Closing.

6.5 In General. Any other costs or charges of closing this transaction not specifically mentioned in this Agreement shall be paid by the parties in accordance with customary allocations in the jurisdiction where the Property is located.

6.6 Purpose and Intent. Except as expressly provided herein, the purpose and intent as to the provisions of prorations and apportionments set forth in this Section 6 and elsewhere in this Agreement is that Seller shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom accruing through midnight at the end of the day preceding the Closing and Purchaser shall bear all such expenses and receive all such income accruing thereafter.

7.	Damage, Destruction or Condemnation.

7.1 Condemnation. If, prior to the Closing, action is initiated to take all or any portion of the Property, by eminent domain proceedings or by deed in lieu thereof, Purchaser may either at or prior to Closing (a) terminate this Agreement, in which event the Deposit shall be refunded to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further right or obligation hereunder, other than the obligations

Purchase and Sale Agreement

of Purchaser pursuant to Section 3.1.4 and Section 3.1.7 hereof, or (b) consummate the Closing, in which latter event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.

7.2 Casualty. Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If the Property suffers any damage equal to or in excess of One Million Five Hundred Thousand and no/100 Dollars ($1,500,000.00), or which would allow any tenant to terminate its lease or abate rent, prior to the Closing from fire or other casualty, Purchaser may either at or prior to Closing (a) terminate this Agreement, in which event the Deposit shall be refunded to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further right or obligation hereunder, other than the obligations of Purchaser pursuant to Section 3.1.4 and Section 3.1.7 hereof, or (b) consummate the Closing, in which latter event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage, and including any and all rent loss insurance proceeds relating to the period from and after the Closing Date, shall be assigned to Purchaser at the Closing and Purchaser shall receive a credit against the Purchase Price at Closing in an amount equal to the sum of (i) Seller’s deductible under its insurance policy and (ii) the amount of any uninsured or underinsured loss. If the Property suffers any damage less than One Million Five Hundred Thousand and no/100 Dollars ($1,500,000.00), and no tenant has the right to terminate its lease or abate rent, prior to the Closing, Purchaser agrees that it will consummate the Closing and accept the assignment of the proceeds of any insurance covering such damage, including any and all rent loss insurance proceeds relating to the period from and after the Closing Date, plus receive a credit against the Purchase Price in an amount equal to the sum of (i) Seller’s deductible under its insurance policy and (ii) the amount of any uninsured or underinsured loss.

8.	Notices.

All notices or other communications hereunder shall be in writing and shall be deemed duly given if addressed and delivered to the respective parties’ addresses, as set forth below: (i) in person; (ii) by Federal Express or similar overnight carrier service; (iii) mailed by certified or registered mail, return receipt requested, postage prepaid; or (iv) by facsimile to the respective numbers specified below, provided confirmation of facsimile is received and further provided any such facsimile notice shall be sent by one of the other permitted methods of providing notice on the next succeeding business day. Such notices shall be deemed received upon the earlier of receipt or, if mailed by certified or registered mail, three (3) days after such mailing. Seller and Purchaser may from time to time by written notice to the other designate another address for receipt of future notices.

If to Seller:	US Real Estate Limited Partnership
c/o USAA REAL ESTATE COMPANY
9830 Colonnade Boulevard, Suite 600
San Antonio, Texas 78230-2239
Attention: John Post
Phone: (210) 641-8456
Fax: (210) 641-8463
Email: john.post@usrealco.com

with a copy to:

US Real Estate Limited Partnership
c/o USAA REAL ESTATE COMPANY
9830 Colonnade Boulevard, Suite 600
San Antonio, Texas 78230-2239
Attention: Jim Hardin, Esq.
Telephone: (210) 641-8468
Fax: (210) 641-8463
Email: jim.hardin@usrealco.com

If to Purchaser:	Griffin Capital Corporation
2121 Rosecrans Avenue, Suite 3321
El Segundo, California 90245

Purchase and Sale Agreement

Attn: Michael J. Escalante
Louis K. Sohn
Mary P. Higgins
Telephone: (310) 469-6143 and (310) 606-5910
Fax: (847) 267-1237
Email: mescalante@griffincapital.com
lsohn@griffincapital.com
mhiggins@griffincapital.com

With a copy to:	Mastrogiovanni Schorsch & Mersky, P.C.
2001 Bryan Street, Suite 1250
Dallas, Texas 75201
Attn: Scott Flynn, Esq.
Tel: (214) 922-8800
Fax: (214) 922-8801
Email: sflynn@msandm.com

Telephone, and email addresses are for informational purposes only. Effective notice will be deemed given only as provided above.

9.	Closing and Escrow.

9.1 Escrow Instructions. Upon execution of this Agreement, the parties shall deliver an executed counterpart of this Agreement to the Title Company to serve as the instructions to the Title Company as the escrow holder for consummation of the transaction contemplated herein. Seller and Purchaser agree to execute such additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall prevail.

9.2 Seller’s Deliveries. Unless otherwise specified, Seller shall deliver either at the Closing or by making available at the Property, as appropriate, the following original documents, each executed and, if required, acknowledged:

9.2.1 A deed to the Property, in the form attached hereto as Exhibit 9.2.1, subject to the matters set out in Section 3.4 and other matters subsequently approved by Purchaser or Purchaser’s counsel in writing;

9.2.2 A bill of sale in the form attached hereto as Exhibit 9.2.2 conveying the Personal Property;

9.2.3(i) The Leases described in Section 1.1.5 which are still in effect as of Closing and any new leases entered into pursuant to Section 4.4; (ii) a current listing of any tenant security deposits and prepaid rents held by Seller with respect to the Property; and (iii) an assignment and assumption agreement in the form attached hereto as Exhibit 9.2.3;

9.2.4(i) Copies of all contracts relating to the Property which Purchaser has elected to assume or which are not terminable by Seller on or before the date of Closing; and (ii) an assignment of such contracts to Purchaser by way of an assignment and assumption agreement, in the form attached hereto as Exhibit 9.2.4;

9.2.5 “Tax clearance” letters, dated no more than thirty (30) days prior to closing and for such tax periods as set forth in the tax clearance letters, confirming the payment of any sales or transaction privilege tax from each applicable sales taxing authority (state, county and city) with respect to the Property;

9.2.6 An assignment of intangible property and all transferable warranties and guarantees then in effect, if any, with respect to the improvements located on the Property or any repairs or renovations to

Purchase and Sale Agreement

such improvements and Personal Property being conveyed hereunder, which assignment is in the form attached hereto as Exhibit 9.2.6;

9.2.7 All books and records of the Property held by or for the account of Seller, including, without limitation, plans and specifications, as available;

9.2.8 An affidavit pursuant to the Foreign Investment and Real Property Tax Act in the form attached hereto as Exhibit 9.2.8;

9.2.9 An incumbency affidavit in the form attached hereto as Exhibit 9.2.9;

9.2.10 Tenant Estoppels, to the extent obtained by Seller, in accordance with the terms of Section 3.7(a);

9.2.11 A tenant notice letter in the form attached hereto as Exhibit 9.2.11;

9.2.12 An Affidavit of Property Value with respect to the deed, in the form required by Arizona Revised Statute 11-1133, which shall be recorded at Closing together with such Deed (the “Affidavit of Value”);

9.2.13 Evidence of the termination of any and all management agreements affecting the Property, effective as of the Closing Date, and duly executed by Seller and the property manager;

9.2.14 A reaffirmation certificate recertifying all of Seller’s representations and warranties set forth in Section 5 to Purchaser as of the Closing Date;

9.2.15 If obtained by Seller (which Seller shall make commercially reasonable efforts to obtain prior to the Approval Date in accordance with Article XXI of the Lease described in paragraph 1 of Exhibit 1.1.5 attached hereto), a subordination, non-disturbance and attornment agreement executed by each tenant in favor of Purchaser’s lender in the form attached hereto as Exhibit 9.2.15;

9.2.16 CC&R Estoppels, to the extent obtained by Seller, in accordance with the terms of Section 3.7(a);

9.2.17 Such organizational and authorizing documents of Seller as shall be reasonably required by the Title Company to evidence Seller’s authority to consummate the transactions contemplated by this Agreement;

9.2.18 An affidavit in the form required by the Escrow Agent to remove any standard exceptions, including mechanics’ liens, parties in possession and similar matters, together with a GAP Indemnity; and

9.2.19 The Title Policy, issued by the Title Company, in the form required by this Agreement; provided that in the event the Title Policy is not available at Closing, then the Title Company shall provide Purchaser at Closing, at Purchaser’s option, with either (i) a “marked title commitment”, committing to issue the Title Policy in the form required by this Agreement, or (ii) a proforma owner’s title policy, with the Title Policy to be delivered to Purchaser as promptly after Closing as reasonably possible.

9.3 Purchaser’s Deliveries. At the Closing, Purchaser shall (i) pay Seller the Purchase Price by wire transfer of immediately available funds to the Title Company on the Closing Date in accordance with wire transfer instructions to be provided by the Title Company; (ii) execute the agreements referred to in Sections 9.2.3(iii), 9.2.4(ii), and 9.2.6; and (iii) execute a counterpart original of the Affidavit of Value.

9.4 Possession. Seller shall deliver possession of the Property to Purchaser at Closing.

9.5 Insurance. Seller shall terminate its policies of insurance as of noon on the date of Closing, and Purchaser shall be responsible for obtaining its own insurance thereafter.

9.6 Utility Service and Deposits. Seller shall be entitled to the return of any deposit(s) posted by it with any utility company, and Seller shall notify each utility company

Purchase and Sale Agreement

serving the Property to terminate Seller’s account, effective at noon on the date of Closing, such notice to be in the form attached hereto as Exhibit 9.6.

9.7 Post-Closing Collections. Purchaser shall apply rents or other amounts actually received by Purchaser subsequent to Closing, first for the account of Purchaser for amounts currently due to Purchaser; second, to Seller for any and all amounts due to Seller for periods prior to Closing; and the balance to be retained by Purchaser. If, subsequent to the Closing, any rents or other income are actually received by Seller, Seller shall immediately remit the same to Purchaser.

10.	Default; Failure of Condition.

10.1 PURCHASER DEFAULT. IF PURCHASER SHALL BECOME IN BREACH OF OR DEFAULT UNDER THIS AGREEMENT AND THE BREACH OR DEFAULT CONTINUES BEYOND THE EXPIRATION OF THE CURE PERIOD, IF ANY, PROVIDED IN SECTION 11.6 HEREOF, SELLER SHALL ELECT AS ITS SOLE REMEDY HEREUNDER TO (A) TERMINATE THIS AGREEMENT WHEREIN THE DEPOSIT SHALL BE RETAINED BY SELLER AS LIQUIDATED DAMAGES, AND BOTH PARTIES SHALL BE RELIEVED OF AND RELEASED FROM ANY FURTHER LIABILITY HEREUNDER EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS OF PURCHASER PURSUANT TO SECTION 3.1.4 AND SECTION 3.1.7 HEREOF AND THE PAYMENT OF LEGAL FEES IN CONNECTION WITH ANY ENFORCEMENT OF SUCH INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 11.9 HEREOF; OR (B) WAIVE THE DEFAULT, PRIOR TO OR AT THE CLOSING, AND PROCEED TO CLOSE THE TRANSACTION CONTEMPLATED HEREBY IN ACCORDANCE WITH THE REMAINING TERMS HEREOF. SELLER AND PURCHASER AGREE THAT THE DEPOSIT IS A FAIR AND REASONABLE AMOUNT TO BE RETAINED BY SELLER AS AGREED AND LIQUIDATED DAMAGES IN LIGHT OF SELLER’S REMOVAL OF THE PROPERTY FROM THE MARKET AND THE COSTS INCURRED BY SELLER AND SHALL NOT CONSTITUTE A PENALTY OR A FORFEITURE. NOTWITHSTANDING THE FOREGOING, ANY CONFLICT BETWEEN THE PROVISIONS OF THIS SECTION AND SECTION 5.1.5 WITH REGARD TO A BREACH OF SELLER’S REPRESENTATIONS OR WARRANTIES SHALL BE RESOLVED BY THE PROVISIONS OF SECTION 5.1.5.

Purchaser’s Initials	Seller’s Initials

10.2 SELLER DEFAULT. IF SELLER SHALL REFUSE OR FAIL TO CONVEY THE PROPERTY AS HEREIN PROVIDED FOR ANY REASON OTHER THAN (I) A DEFAULT BY PURCHASER AND THE EXPIRATION OF THE CURE PERIOD, IF ANY, PROVIDED UNDER SECTION 11.6 HEREOF, (II) THE EXISTENCE OF A PENDING DEFAULT (AS DEFINED IN AND CONTEMPLATED BY SECTION 11.6), (III) THE FAILURE OF A TITLE CONDITION AS PROVIDED IN SECTION 10.3 OR (IV) ANY OTHER PROVISION OF THIS AGREEMENT WHICH PERMITS SELLER TO TERMINATE THIS AGREEMENT OR OTHERWISE RELIEVES SELLER OF THE OBLIGATION TO CONVEY THE PROPERTY, PURCHASER SHALL ELECT AS ITS SOLE REMEDY HEREUNDER TO (A) TERMINATE THE AGREEMENT AND RECOVER THE DEPOSIT; (B) SEEK SPECIFIC PERFORMANCE OF THIS AGREEMENT, OR, IF SPECIFIC PERFORMANCE IS NOT AVAILABLE, SUE FOR DAMAGES; OR (C) WAIVE THE DEFAULT, PRIOR TO OR AT THE CLOSING, AND PROCEED TO CLOSE THE TRANSACTION CONTEMPLATED HEREBY IN ACCORDANCE WITH THE REMAINING TERMS HEREOF. NOTWITHSTANDING THE FOREGOING, ANY CONFLICT BETWEEN THE PROVISIONS OF THIS SECTION AND SECTION 5.1.5 WITH REGARD TO A BREACH OF SELLER’S REPRESENTATIONS OR WARRANTIES SHALL BE RESOLVED BY THE PROVISIONS OF SECTION 5.1.5.

10.3 Failure of Title Condition. If, prior to Closing, Seller discloses to Purchaser or Purchaser discovers that title to the Property is subject to defects, limitations or encumbrances other than (i) the Permitted Encumbrances; or (ii) any matter caused by Purchaser or any person or entity claiming by, through or under Purchaser, then Purchaser shall promptly give Seller written notice of its objection thereto. Such written notice shall specify such title defect in reasonable detail and notify Seller that the Agreement may be terminated if such title defect is not removed, bonded or insured-over in a

Purchase and Sale Agreement

commercially reasonable manner prior to the Closing Date. In such event, Seller may elect to postpone the Closing for thirty (30) days and attempt to cure such objection. The parties acknowledge and agree that Seller shall have no obligation to cure any such objection, unless such objection constitutes a Lien Exception as set out in Section 3.4 or a defect, limitation or encumbrance that arises by, through or under Seller. If Purchaser fails to waive any such objection within ten (10) days after notice from Seller that Seller will not cure the objection, this Agreement will terminate automatically, Purchaser shall receive a refund of the Deposit and Seller shall thereafter promptly reimburse Purchaser for its out-of-pocket due diligence expenses incurred in connection with this Agreement and the Property, including, but not limited to, the cost of a survey, third party inspections, Phase I Assessment, appraisals, application and loan fees and attorneys’ fees and costs, up to a maximum of $100,000.00 and Purchaser and Seller shall not be deemed to be in default hereunder, and neither party shall have any liability to the other except for the obligations of Purchaser set out in Section 3.1.4, Section 3.1.7 hereof, and this Section 10.3. For the purposes of this Agreement, any title defect, limitation or encumbrance, other than those enumerated in (i) – (ii) above, shall be deemed cured if the Title Company or another title company reasonably acceptable to Purchaser and authorized to do business in the State in which the Property is located will agree to issue a standard ALTA owner’s title insurance policy to Purchaser for the Purchase Price, which policy takes no exception for such defect, limitation or encumbrance and is issued for no additional premium or for an additional premium if Seller agrees to pay such additional premium upon Closing.

10.4 Intentionally Deleted.

10.5 Waiver of Trial by Jury. The respective parties hereto shall and hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement, or for the enforcement of any remedy under any statute, emergency or otherwise.

11.	Miscellaneous.

11.1 Entire Agreement. This Agreement, together with the Exhibits attached hereto, all of which are incorporated by reference, is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by both parties.

11.2 Severability. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

11.3 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State in which the Property is located.

11.4 Assignability. Purchaser may not assign this Agreement without first obtaining Seller’s written consent, which consent may be withheld in Seller’s sole and absolute discretion. Any assignment in contravention of this provision shall be void. If Purchaser requests Seller’s written consent to any assignment, Purchaser shall (1) notify Seller in writing of the proposed assignment; (2) provide Seller with the name and address of the proposed assignee; (3) provide Seller with financial information including financial statements of the proposed assignee; and (4) provide Seller with a copy of the proposed assignment. Notwithstanding any of the foregoing, Purchaser may assign this Agreement without Seller’s consent to an Affiliate (as hereinafter defined). For the purposes of this paragraph, the term “Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with Purchaser, and the term “control” means the power to direct the management of such entity through voting rights, ownership or contractual obligations. If Purchaser assigns this Agreement to an Affiliate, Purchaser shall (i) notify Seller in writing of the proposed assignment; (ii) provide Seller with the name and address of the proposed assignee; and (iii) provide Seller with a copy of the proposed assignment. No assignment shall release the Purchaser herein named from any obligation or liability under this Agreement. Any assignee shall be deemed to have made any and all representations and warranties made by Purchaser hereunder, as if the assignee were the original signatory hereto.

Purchase and Sale Agreement

11.5 Successors Bound. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and permitted assigns.

11.6 Breach. Should either party be in breach of or default under or otherwise fail to comply with any of the terms of this Agreement, the complying party shall have the option to cancel this Agreement upon twenty (20) days written notice to the other party and such other party’s failure to cure such breach within such twenty (20) day period. The date of Closing shall be extended to the extent necessary to afford the defaulting party the full twenty (20)-day period within which to cure such breach, default or failure; provided, however, that the failure or refusal by a party to perform on the scheduled date of Closing (except in respect of a Pending Default by the other party) shall be deemed to be an immediate default without the necessity of notice or opportunity to cure; and provided further, that if the date of Closing shall have been once extended as a result of default by a party, such party shall not be entitled to any further notice or cure rights with respect to that or any other default. For purposes of this Section 11.6, a “Pending Default” shall be a default for which (i) written notice was given by the non-defaulting party prior to the Closing, and (ii) the cure period extends beyond the scheduled date of Closing.

11.7 No Public Disclosure. Prior to Closing neither Seller nor Purchaser will release or cause or permit to be released any press notices, or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement without first obtaining the written consent of the other party. The foregoing shall not preclude either party from disclosures concerning this Agreement and materials provided hereunder in accordance with Section 3.1.3 to its attorneys, accountants, employees, agents, professional consultants, lenders, partners, investors, or any prospective lender, partner or investor, as the case may be, or prevent either party hereto from complying with laws, rules, regulations and court orders, including without limitation, governmental regulatory, disclosure, tax and reporting requirements or from Purchaser and its affiliates making disclosures regarding the transactions contemplated hereby in an effort to comply with federal or state laws applicable to any such entity, including, but not limited to, federal and state securities laws and applicable rules and regulations of the United States Securities and Exchange Commission. Purchaser and Seller may disclose this transaction or any aspect or information related to this transaction or disclosure or other notice as its attorneys deem is reasonably necessary to comply with applicable law. In addition to any other remedies available to a party, each party shall have the right to seek equitable relief, including without limitation, injunctive relief or specific performance, against the other party in order to enforce the provisions of this Section 11.7.

11.8 Captions. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions.

11.9 Attorneys’ Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs.

11.10 No Partnership. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest.

11.11 Time of Essence. Time is of the essence in this Agreement; provided, however, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State of Arizona, then, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

11.12 Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. Signatures hereon sent by facsimile or electronic mail may be treated as original signatures, and any party so executing this Agreement agrees to deliver to the other party “paper” originals of said signatures within two (2) business days after such transmission by facsimile or electronic mail.

11.13 Recordation. Purchaser and Seller agree not to record this Agreement or any memorandum hereof.

Purchase and Sale Agreement

11.14 Proper Execution. The submission by Seller to Purchaser of this Agreement in unsigned form shall be deemed to be a submission solely for Purchaser’s consideration and not for acceptance and execution. Such submission shall have no binding force and effect, shall not constitute an option, and shall not confer any rights upon Purchaser or impose any obligations upon Seller irrespective of any reliance thereon, change of position or partial performance. The submission by Seller of this Agreement for execution by Purchaser and the actual execution and delivery thereof by Purchaser to Seller shall, together with the Deposit, similarly have no binding force and effect on Seller unless and until Seller shall have executed this Agreement and a fully executed counterpart thereof, together with the Deposit, shall have been delivered to the Title Company.

11.15 Tax Protest. If, as a result of any tax protest or otherwise, any refund is paid or reduction of any real property or other tax or assessment is made available relating to the Property with respect to any period for which, under the terms of this Agreement, Seller is responsible, then, subject to the terms of the Leases, Seller shall be entitled to receive or retain such refund or the benefit of such reduction, less the equitable prorated costs of collection. Such refund shall be delivered to Seller within ten (10) days of receipt. The terms and provisions of this section shall survive closing hereunder.

11.16 Committee Approval. Seller agrees to use its best efforts to obtain expeditious approval by Seller’s Investment Committee of the transaction contemplated by this Agreement on or before May 22, 2013; provided, however, that if Seller’s Investment Committee does not, or due to a rescheduling of such meeting fails to, approve the transaction contemplated by this Agreement by May 22, 2013, then Seller may terminate this Agreement by (i) delivering written notice of termination to Purchaser (the “Seller Termination Notice”) on or before May 29, 2013, and (ii) contemporaneous with delivery of the Seller Termination Notice, reimburse Purchaser for its out-of-pocket due diligence expenses incurred in connection with this Agreement and the Property, including, but not limited to, the cost of a survey, third party inspections, Phase I Assessment, appraisals, application and loan fees and attorneys’ fees and costs, up to a maximum of $100,000.00 in cash by wire transfer of immediately available funds to an account designated by Purchaser in writing. If the Seller Termination Notice is timely given, the Title Company shall immediately return the Deposit to Purchaser without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller and neither party shall have any further liability hereunder, except as provided in this Section 11.16. If Seller fails to timely deliver the Seller Termination Notice, this Agreement shall be deemed approved by Seller’s Investment Committee and Seller shall be deemed to have waived its termination rights under this Section11.16.

11.17 Effective Date Conditioned Upon Deposit. This Agreement shall become effective only upon, and all time periods not otherwise expressly set forth shall commence to run, from the Effective Date, only if the Deposit has been made.

11.18 Time to Execute and Deliver. This Agreement shall be void if one fully executed copy is not received by Seller, along with confirmation that the Deposit has been received by the Title Company, on or before 5:00 p.m. C.S.T. on May 24, 2013.

11.19 Term Sheet. The Term Sheet attached to this Agreement and incorporated by reference herein sets forth the basic terms of the transaction for the benefit and convenience of the parties. Notwithstanding the foregoing, to the extent of any conflict between the terms and provisions of this Term Sheet and the Agreement, the terms and provisions of the Agreement shall govern and control.

11.20 No Recording. Neither this Agreement nor any memorandum or short form hereof shall be recorded or filed in any public land or other public records of any jurisdiction, by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

11.21 Audit Cooperation with S-X 30-14. Seller acknowledges that Purchaser is a publicly owned real estate investment trust. As such, Purchaser is obligated to, among other things, make certain filings with the Securities and Exchange Commission (“SEC”), including, without limitation, an audit of the Property’s financial records that relate to the most recent pre-acquisition fiscal year (the “Audit Year”). To assist Purchaser in preparing the SEC filings, Seller agrees to provide

Purchase and Sale Agreement

the assignee, at no cost or expense to Seller and without otherwise increasing Seller’s obligations or liability to Purchaser hereunder, with the following:

a.	access to bank statements for the Audit Year;

b.	rent roll as of the end of the Audit Year;

c.	operating statements for the Audit Year, together with invoices, checks and other backup information related thereto;

d.	access to the general ledger for the Audit Year;

e.	cash receipts schedule for each month in the Audit Year, to the extent such schedule exists as of the Effective Date; and

f.	copies of accounts receivable aging reports as of the end of the Audit Year.

The terms of this Section 11.21 shall survive Closing.

Purchase and Sale Agreement

IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement on the date set forth below, effective as of the date set forth above.

SELLER:	US REAL ESTATE LIMITED PARTNERSHIP, a Texas limited partnership

	By:	USAA Real Estate Company,
a Delaware corporation,
its general partner

	By:	/s/ John Post
	Name:	John Post
Date: 5/22/2013	Title:	Managing Director

PURCHASER:	Griffin Capital Corporation,
a California corporation

	By:	/s/ Michael J. Escalante
	Name:	Michael J. Escalante
Date: 5/22/2013	Title:	Chief Investment Officer

Purchase and Sale Agreement